Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into and effective as of January 21, 2019 (the “Effective Date”), by and between Benjamin G. Brock (“Executive”) and Astec Industries, Inc., a Tennessee corporation (the “Company”) (each individually referred to hereinafter as a “Party”, and collectively as the “Parties”).

WHEREAS, in connection with Executive’s and the Company’s mutual decision for Executive to separate from his employment with the Company effective as of the Effective Date, Executive and the Company desire to enter into this Agreement with respect to their respective rights and obligations in connection with such separation from employment; and

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation of employment with the Company, but nevertheless, desire to ensure a completely amicable parting and to release fully and finally any and all claims or potential claims that might arise out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1. Termination of Employment. Executive agrees that his employment with the Company will terminate effective as of the close of business on the Effective Date (the “Effective Time”). Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this Section 1.

2. Resignation. As of the Effective Time, Executive hereby resigns his position as (i) Chief Executive Officer and President of the Company, (ii) a member of the Board of Directors of the Company (the “Board”), (iii) an officer, director, manager and/or similar position of any of the Company’s subsidiaries or affiliates, and (iv) a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates. Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this Section 2.

3. Accrued Benefits. Executive will be entitled to receive the following amounts: (i) any earned or accrued, but unpaid salary and vacation through the Effective Date, payable in the ordinary course and consistent with past practice, (ii) any accrued and vested amounts payable to Executive under the Company’s Supplemental Executive Retirement Plan, as amended (the “SERP”), the Company’s 401(k) plan and any other retirement, deferred compensation and benefits plans of the Company, in accordance with the terms of such plans and applicable legal requirements, and (iii) any unreimbursed business expenses incurred by Executive on behalf of the Company in accordance with the policies and procedures of the Company, in any such case subject to normal withholdings and deductions. In addition, to the extent that any cash incentive compensation amount is payable to the Executive for performance in 2018 based on the metrics adopted by the Company in connection therewith, as ultimately determined by the Compensation Committee of the Company in its discretion, Executive will be entitled to receive any such payment at the time such payment would otherwise be payable in the ordinary course, subject to normal withholding and deductions.

4. Additional Separation Benefits. Executive will be entitled to the following additional payments and benefits:

(a)
Cash Payment. The Company shall, upon the Company’s next regularly scheduled payroll payment date following the Release Effective Date (as defined in the Release), pay Executive in a lump sum, an amount equal to $250,000 (“Cash Payment Consideration”), subject to normal withholdings and deductions; provided, however, that, notwithstanding anything contained herein to the contrary, the obligation of the Company to pay the Cash Payment Consideration will be in consideration of, subject to and conditioned on (x) Executive’s execution and delivery, within twenty-one (21) days following the Effective Date, of the General Release of All Claims attached hereto as Exhibit A (the “Release”), and compliance with its terms and conditions, and (y) the expiration of the Revocation Period (as defined in the Release).

(b)
Health Insurance. Executive may elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, in accordance with applicable legal requirements, and Executive’s rights to elect such coverage are not contingent upon his entering into this Agreement. If Executive elects to continue Executive’s health benefits under COBRA, the Company will reimburse Executive for such COBRA premium payments for himself and his eligible dependents under the Company’s group medical and dental plans, less applicable withholdings, for a period of up to eighteen (18) months following the date on which Executive’s existing health insurance coverage terminates (the “Benefits”); provided, however, that the duration of any COBRA or other continuation rights the Executive may be entitled to shall not be extended by this Agreement. Any reimbursements that are required under this Section 4(b) will be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Executive; provided, that, before such reimbursement, Executive has submitted or the Company possesses the applicable and appropriate evidence of such expenses. For purposes of this Section 4(b), upon reasonable prior written notice to Executive, the Company may modify or discontinue the COBRA premium payments contemplated by this Agreement to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(c)
Equity Awards. (1) Effective as of the Release Effective Date, the 9,749 restricted stock units (“RSUs”) granted to Executive on February 28, 2017, and the 4,600 RSUs granted to Executive on February 28, 2018, will be deemed fully vested and any restrictions on such RSUs will fully lapse, and (2) effective as of the date determined in accordance with the underlying RSU award agreements with respect to such RSUs (i.e., the earlier of Executive’s death or August 1, 2019), such RSUs will be settled and converted in accordance with the provisions of the Company’s 2011 Incentive Plan and such underlying RSU award agreements;  provided, however, that such vesting, settlement and conversion will be in consideration of, subject to and conditioned on (x) Executive’s execution and delivery, within twenty-one (21) days following the Effective Date, of the Release, and compliance with its terms and conditions, and (y) the expiration of the Revocation Period (as defined in the Release) (such vesting, together with the Cash Payment Consideration, is referred to herein as the “Release Consideration”). For the avoidance of doubt, the settlement of such RSUs, the vesting of which is accelerated pursuant to this Agreement, shall occur as provided above subject to any previous legally binding deferral election regarding such RSUs.

(d)
Automobile and Laptop Computer. Executive will be entitled to ownership of the automobile and (subject to Section 10) the laptop of the Company currently utilized by Executive. The Company shall execute any additional documents reasonably required to effectuate or further evidence the provisions of this Section 4(d).

5. Adequate Consideration. Executive expressly understands and acknowledges that (i) the payments and benefits set forth in Section 4 are in addition to any compensation Executive has earned from the Company, and (ii) Executive would not be entitled to the Release Consideration absent Executive’s execution and delivery (and non-revocation) of the Release.
6. No Other Payments or Benefits. All other benefits not described in this Agreement shall cease as of the Effective Time; provided that nothing in this Agreement shall be interpreted in a manner which would require Executive to forfeit benefits that were vested as of the Effective Time. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation and amounts to which he is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company.

7. No Admission of Wrongdoing or Liability. This Agreement is not intended, and will not be construed, as an admission that either Executive or any of the Company, its subsidiaries and affiliates, and their respective past and present directors and officers, have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

8. Cooperation. During the twelve (12) month period immediately after the Effective Date, Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, and any of their officers, directors, shareholders, or employees:  (i) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (ii) in connection with the preparation of filings with the Securities and Exchange Commission and/or any stock exchange; (iii) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; and (iv) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive’s cooperation will include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provides services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations; executing accurate and truthful documents; preparation for, reasonable assistance with, or participation in any legally required process after the Effective Date; testifying or otherwise appearing at depositions, arbitrations or court hearings; preparation for the above-described or similar activities; and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive will be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive incurs at the specific request of the Company in connection with his assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. Except as set forth in the immediately preceding sentence, Executive understands that he will receive no additional compensation in connection with his preparation for, reasonable assistance with or participation in any legally required process after the Effective Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony); provided, however, that if Executive provides such cooperation in a manner which requires more than five (5) hours of Executive’s service in any calendar month, the Company shall pay Executive for his services in an amount equal to $250 per hour for any hours of service in such month over five (5) hours.

Nothing in this Section 8 prohibits or restricts Executive at any time from: (i) making any disclosure of information required by law; (ii) voluntarily providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.

9. Non-Disparagement.

(a)
Executive shall not, directly or indirectly, at any time, make any statements, publicly or otherwise, orally or in writing, disparaging the character, reputation or standing of the Company, any of its subsidiaries or affiliates, their business, their actions or their officers, directors or employees, to any person or entity (including, without limitation, to employees, independent contractors, investors, shareholders, lenders and bankers of the Company or any of its subsidiaries or affiliates). Executive acknowledges that no provision of this Agreement is intended to prevent Executive from making a truthful report in good faith to any governmental agency with oversight authority over the Company. In addition, nothing in this Agreement prohibits Executive’s ability to file a charge or complaint for possible violations of law or regulation to any federal, state or local governmental agency or entity, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from any Government Agency for information provided to any Government Agencies.

(b)
The Company shall not, and shall direct its executive officers and its directors  (the Company, together with such executive officers and directors, collectively, the “Company Group”) not to, at any time make any statements, public or otherwise, orally or in writing, disparaging the character, reputation or standing of Executive, to any person or entity (including, without limitation, to employees, independent contractors, investors, shareholders, lenders and bankers of the Company or any of its subsidiaries or affiliates); provided, however, that nothing contained herein will limit or restrict (y) any disclosures required or compelled by applicable legal requirements, any national securities exchange, or legal process, or (z) the Company Group’s ability to communicate with any Government Agency, including providing documents or other information. For purposes of clarity, the foregoing restrictions will not apply to any communications made by employees of the Company (other than executive officers or directors of the Company) unless at the direction of any executive officers or directors of the Company.

10. Company Property and Confidential Information. All records, files, lists, including computer generated lists, data, drawings, documents, equipment (other than the physical items conveyed to Executive pursuant to Section 4(d) which, for the avoidance of doubt, shall not include any lists, data, drawings, documents or similar items relating to the Company’s business) and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. On or prior to the Effective Date, Executive has returned to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials. Executive shall not, directly or indirectly, at any time, disclose to anyone, or use for the Executive’s own benefit or the benefit of any other person, any confidential or proprietary information related to the Company or any of its subsidiaries or affiliates (whether prepared by the Company or any of its subsidiaries or affiliates, the representatives of the Company or any of its subsidiaries or affiliates, or otherwise, and whether in oral, written or electronic form or in the memory of any individual, and whether or not legended or otherwise identified as confidential or proprietary information).

11. Governing Law. This Agreement is to be governed by the laws of the State of Tennessee, without regard to conflict of laws provisions.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.

13. Warranties/Representations. Executive hereby warrants and represents that:

(a)	He has carefully read and fully understands the comprehensive terms and conditions of this Agreement;

(b)	He is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

(c)	He has been informed of his right to consult with legal counsel of his own choice before executing this Agreement;

(d)	He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company; and

(e)	The Release Consideration recited herein constitutes good and valuable consideration for his execution of the Release attached as Exhibit A; and

(f)
Executive is not actually aware of any matters (except as fully disclosed to the Board in writing) that would reasonably be expected to give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against Company, any of its subsidiaries or affiliates or any former or current executives or employees or representatives of the foregoing.

14. Entire Agreement; Severability of Terms. This Agreement (including the Release) contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, including, without limitation, the Company’s Executive Change in Control Severance Plan, effective July 28, 2016. In executing this Agreement, neither Party has relied on any term, condition, promise, or representation other than those expressed in this Agreement (including the Release). This Agreement may be amended or modified only by an agreement in writing, signed by both Parties. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

15. No Representations.

(a)
Executive represents and acknowledges that in executing this Agreement (and the Release), Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, directors, officers, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, the Release or otherwise.

(b)
The Company represents and acknowledges that in executing this Agreement (and the Release), the Company does not rely and has not relied upon any representation or statement not set forth herein by the Executive or by any of the Executive’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, the Release or otherwise.

16. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly; provided, however, that the Company and its subsidiaries and affiliates shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code. To the extent any reimbursement provided under this Agreement is deferred compensation subject to Section 409A of the Code (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h for all purposes of this Agreement, including the payment of any severance payments which are deferred compensation for purposes of Section 409A of the Code)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 16 shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.

17. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

18. Plain Meaning and Drafting. This Agreement shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Agreement has been drafted by counsel for the Company, the parties hereto agree that this Agreement cannot be construed in favor of or against any of the Parties to this Agreement. The Parties hereto agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Agreement.

19. Counterparts; Electronic Signatures. This Agreement may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimile and electronic signatures shall, for all purposes, be treated as originals.

20. Injunctive Relief. Each of the Company and Executive acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms, and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, the Company and Executive agree that, in addition to any other right or remedy to which the other Party may be entitled, at law or in equity, the non-violating Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

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IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement effective as of the Effective Date.

EXECUTIVE:

/s/ Benjamin G. Brock
BENJAMIN G. BROCK

COMPANY:

 ASTEC INDUSTRIES, INC.

By:	/s/William D. Gehl
Name:	Willaim D. Gehl
Its:	Chairman of the Board

EXHIBIT A
General Release of All Claims
(To Be Executed On Or After The Effective Date)
In exchange for, and as a condition to receipt of the benefits set forth in Section 4(a) and Section 4(c) of the Separation Agreement and General Release between Benjamin G. Brock (“Executive”) and Astec Industries, Inc., a Tennessee corporation (“Company”), dated as of January 21, 2019 (the “Separation Agreement”), the Company and Executive have executed and delivered this General Release of All Claims (the “Release”) as of the date set forth on the signature page hereto.
1. Release by Executive.
(a)
Executive waives any and all claims and hereby releases and forever discharges the Company and each and all of its current and former affiliated business entities, parent or sister corporations, subsidiaries, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Company Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, arising prior to the date on which this Release is executed as reflected on the signature page hereof (the “Release Execution Date”), which Executive ever had, now has or may hereafter have against the Company Released Parties with respect to or connected with his employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its affiliates or the termination of such service, including, but not limited to, any and all matters related in any way to Executive’s resignation or separation from the Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, resignation from employment with the Company or his status as a shareholder of the Company with respect to occurrences arising on or prior to the Effective Date (collectively the “Executive Claims”). This release (the “Executive Release”) is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims unless otherwise expressly provided herein. Subject to Section 1(b) of this Executive Release below, Executive agrees to waive the right to receive future monetary recovery directly from the Company, including Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf (including but not limited to reinstatement to employment).

(b)
The Executive Release does not prohibit the following rights or Executive Claims: (i) Executive Claims with respect to occurrences arising after the Release Execution Date; (ii) any rights or Executive Claims, whether specified above or not, that cannot be waived under applicable legal requirements; (iii) any rights Executive has to indemnification from the Company pursuant to the Company’s charter, bylaws or applicable law, in each case, as currently in effect, and as may be in effect from time to time; (iv) any rights Executive has to coverage under any director and officer liability insurance policy of the Company; (v) any rights or Executive Claims that Executive may have related to the last will and testament or the estate of J. Don Brock, its trustee(s) and/or its executor(s); or (vi) any Executive Claims that Executive may have as a stockholder of the Company with respect to occurrences arising after the Release Execution Date. If it is determined that any Executive Claim covered by this Executive Release cannot be waived under applicable legal requirements, Executive expressly agrees that this Executive Release will nevertheless remain valid and fully enforceable as to the remaining released Executive Claims. In addition to the foregoing and notwithstanding anything herein to the contrary, Executive understands that nothing contained in the Separation Agreement or this Executive Release limits Executive’s ability to file a charge or complaint for possible violations of law or regulation to any federal, state or local governmental agency or entity, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that neither this Executive Release or the Separation Agreement limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Executive Release does not limit Executive’s right to receive an award from any Government Agency for information provided to any Government Agencies.

(c)
By signing this Executive Release, Executive understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs this Executive Release. However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Executive Release. Executive further acknowledges that he is not waiving his right to challenge the effectiveness of this Executive Release with respect to his claims under the ADEA.

(d)
Executive understands that he is releasing Executive Claims that he may not know about, and that is his knowing and voluntary intent. Executive expressly waives all rights that he might have under any law that is intended to prevent unknown Executive Claims from being released. Executive understands the significance of doing so.

2. Release by the Company.
(a)
The Company, on behalf of itself and its subsidiaries, waives any and all claims and hereby releases and forever discharges the Executive and each and all of his agents, attorneys and other representatives (the “Executive Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, arising prior to the Release Execution Date, which the Company ever had, now has or may hereafter have against the Executive Released Parties in connection with Executive’s service as an employee, officer or director of the Company or its subsidiaries or the termination of such service, including, but not limited to, any and all matters related in any way to Executive’s resignation or separation from the Company  (collectively the “Company Claims”). The release under this Section 2(a) (the “Company Release”) is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims unless otherwise expressly provided herein.

(b)
The Company Release does not prohibit the following rights or Company Claims: (i) Company Claims with respect to occurrences arising after the Release Execution Date; (ii) any rights or Company Claims, whether specified above or not, that cannot be waived under applicable legal requirements, and (iii) any Company Claims that the Company may have related to any breach of fiduciary duty of loyalty, or any act not in good faith which involves intentional misconduct, by Executive. If it is determined that any Company Claim covered by this Company Release cannot be waived under applicable legal requirements, the Company expressly agrees that this Company Release will nevertheless remain valid and fully enforceable as to the remaining released Company Claims.

(c)
The Company understands that it is releasing Company Claims that it may not know about, and that is its knowing and voluntary intent. The Company expressly waives all rights that it might have under any law that is intended to prevent unknown Company Claims from being released. The Company understands the significance of doing so.

3. Representation by the Company: As of the Release Execution Date, the Company represents and warrants that it is not actually aware of any matters that would reasonably be expected to give rise to a cause of action against Executive which would be within the scope of clause (iii) of Section 2(b) above.
4. No Litigation. Executive represents and warrants that, with respect to claims in the nature of those that he has released above in Section 1 of this Release, he has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against the Company and/or any Company Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body.
5. No Transfer of Potential Claims.
(a)
Executive represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Executive Claims released by this Release and Executive agrees to indemnify and hold harmless the Company Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

(b)
The Company represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Company Claims released by this Release and the Company agrees to indemnify and hold harmless the Executive Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

6. Non-Admission of Liability. This Release is not intended, and will not be construed, as an admission that either Executive or any of the Company, its subsidiaries and affiliates, and their respective past and present directors and officers, have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.
7. Sufficiency of Consideration.
(a)
Executive agrees and acknowledges that the Release Consideration, which Executive agrees and acknowledges that he is not entitled to receive absent execution of this Release, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

(b)
The Company agrees and acknowledges that Executive’s execution and non-revocation of this Release and compliance with its terms shall constitute good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

8. Consultation with Attorney. By signing below, Executive represents and warrants that he has been offered a period of at least twenty-one (21) calendar days to consider this Release. Executive acknowledges that if he signs this Release prior to the expiration of the twenty-one (21) day period, that he did so voluntarily. By signing this Release, Executive further acknowledges and agrees that:
(a)	he has carefully read and fully understands the comprehensive terms and conditions of this Release and the releases set forth herein;
(b)
he is executing this Release knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(c)
the only consideration for signing this Release are the terms stated in Section 4 of the Separation Agreement and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause him to sign this Release;

(d)
he is fully satisfied with the terms and conditions of this Release including, without limitation, the consideration to paid to him by the Company in accordance with the terms of the Separation Agreement; and

(e)	he has been informed of his right to consult with legal counsel of his own choice before executing this Release.
9. Revocation Period. Executive may revoke this Release for a period of seven (7) calendar days following the Release Execution Date (“Revocation Period”). Any revocation within this period must be submitted, in writing, to Stephen C. Anderson, Vice President of Administration, Corporate Secretary and Director of Investor Relations, and state, “I hereby revoke my agreement to enter into the Release.” The revocation must be delivered to Stephen C. Anderson within seven (7) calendar days of the Release Execution Date. If Executive revokes this Release, then this Release shall terminate and be of no further force and effect. If Executive does not revoke this Release prior to the eighth (8) day after the Release Execution Date, Executive agrees that this Release shall become enforceable on the eighth (8) day after the Release Execution Date (the “Release Effective Date”).
10. Entire Agreement; Severability of Terms. This Release (including the Separation Agreement) contains the entire understanding of the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. In executing this Release, neither party has relied on any term, condition, promise, or representation other than those expressed in this Release and the Separation Agreement. This Release may be amended or modified only by an agreement in writing, signed by both parties. If any provision of this Release is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Release, which will continue and remain in full force and effect.
11. Plain Meaning and Drafting. This Release shall be interpreted in accordance with the plain meaning of its terms. Although the initial draft of this Release has been drafted by counsel for the Company, the parties hereto agree that this Release cannot be construed in favor of or against any of the parties to this Release. The parties hereto agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Release.
12. No Representations. Executive represents and acknowledges that in executing this Release, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, directors, officers, representatives or attorneys with regard to the subject matter, basis or effect of this Release, the Separation Agreement or otherwise.
13. Governing Law; Exclusive Jurisdiction. This Release is to be governed by the laws of the State of Tennessee, without regard to conflict of laws provisions.
14. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Release and will not be deemed to limit or otherwise affect any of the provisions of this Release.
15. Binding Effect. This Release shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.
16. Counterparts; Electronic Signatures. This Release may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimile and electronic signatures shall, for all purposes, be treated as originals.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Release as of the date set forth below.
BY SIGNING THIS RELEASE, EXECUTIVE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE RELEASE; HE IS AWARE OF HIS RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

/s/ Benjamin G. Brock
Benjamin G. Brock
Date: January 21, 2019
Astec Industries, Inc.
By: /s/ William D. Gehl
Name:William D. Gehl D
Its: Chairman of the Board

Date:  January 21, 2019